E X H I B I T   5

                         LAW OFFICES OF OSCAR D. FOLGER
                                521 Fifth Avenue
                            New York, New York 10175


                                          September 30, 1997
Colonial Commercial Corp.
3601 Hempstead Turnpike
Levittown, New York  11756-1315

Gentlemen:

         We have acted as counsel to Colonial Commercial Corp. a New York corporation (the "Company") in connection with the registration by the Company of 1,727,500 shares of its Common Stock, $.01 par value, which are issuable under the Company's 1996 and 1986 Stock Option Plans (collectively the "Shares"), and which are the subject of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"). As counsel to the Company we have examined and relied upon the original or copies, certified of otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary in order to render the following opinion.

         Based upon the foregoing, we are of the opinion that the Shares to be issued by the Company pursuant to the aforementioned Plans are duly authorized and, when issued and paid for in accordance with the Plans as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We are aware that we are referred to under the caption "Legal Matters" in the Reoffer Prospectus included in the Registration Statement and we hereby consent to such reference to us and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, however, we do not hereby imply or admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the General Rules and Regulations of the Securities and Exchange Commission adopted thereunder.

                                            Very truly yours,

                                            Oscar D. Folger